Exhibit (h)(1)(i)

TCW FUNDS, INC.

ADDENDUM TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated as of the 30th day of November, 2012, to the Transfer Agent Servicing Agreement, dated as of September 7, 2005, as amended July 19, 2006, May 30, 2007, June 6, 2007, October 27, 2008, October 11, 2011, March 19, 2012 and October 12, 2012 (the “Transfer Agent Agreement”), is entered into by and between TCW Funds, Inc., a Maryland corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Agreement; and

WHEREAS, the Company and USBFS desire to modify the Transfer Agent Agreement; and

WHEREAS, Section 11 of the Transfer Agent Agreement allows for its modification by written agreement executed by USBFS and the Company; and

NOW THEREFORE, the Company and USBFS agree to add and/or amend the following provisions:

A. Section 20 shall be added to the Transfer Agent Agreement.

20. Fidelity Proprietary Information

USBFS shall have access to services that are provided by Fidelity Brokerage Services LLC and certain of its affiliates that is described in Exhibit E and will be subject to additional terms and conditions specified in Exhibit E, as may be amended from time to time:

Fidelity FundsNetwork Website (Exhibit E)

The parties hereby acknowledge that exhibits are an integral part of the Transfer Agent Agreement. To the extent USBFS accesses the services described in Exhibit E, the provisions of Exhibit E, as applicable, shall continue in effect for as long as the Transfer Agent Agreement remains in effect, unless sooner terminated pursuant to Section 11 thereof or USBFS no longer has access to the services.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TCW FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ David S. DeVito	By:	Michael R. McVoy
Printed Name: David S. DeVito		Printed Name:	Michael R. McVoy
Title: Executive Vice President and Chief Administrative Officer		Title:	Executive Vice President

By:	/s/ George Winn
Printed Name: George Winn
Title: SVP

EXHIBIT E

To the Transfer Agent Agreement Between TCW Funds, Inc.

And U.S. Bancorp Fund Services, LLC

FIDELITY FUNDSNETWORK WEBSITE

1.	Definitions.

For the purposes of this Addendum “Fidelity” shall mean collectively, National Financial Services LLC, Fidelity Brokerage Services LLC, Fidelity Investments Institutional Operations Company, Inc.

2.	Fidelity Propriety Information.

USBFS acknowledges and agrees that Fidelity’s proprietary website www.fundsnetwork.com and any successor website thereto (the “FundsNetwork Website”) through which USBFS has access to information and data that Fidelity considers proprietary information including, without limitation, data related to the sales of the Company’s investment products through the Fidelity Channels (collectively, “FundsNetwork Data”) FundsNetwork Website, FundsNetwork Data and Additional Data are Fidelity proprietary information and any use by USBFS of such proprietary information is subject to the terms and conditions of this Addendum and any terms of use set forth on the FundsNetwork Website (the “User Agreement”).

3.	Representations, Warranties and Covenants.

A.	USBFS hereby acknowledges that it has reviewed of a copy of the Third-Party Access Addendum to Services Agreement entered into by and between TCW Funds Distributors and Fidelity and it understands and will comply with the limitations thereunder.

B.	USBFS shall use the FundsNetwork Website, FundsNetwork Data and any data, reports and other information related to the sales of the Company’s investment products through the Fidelity Channels and other information (“Additional Data”) only for purposes of performing services under the written agreement between the Company and USBFS.

C.	USBFS shall comply with the terms and conditions of this Addendum and the User Agreement.

D.	USBFS shall not (i) disclose FundsNetwork Data and Additional Data to any third-party, or (ii) incorporate FundsNetwork Data and Additional Data either by itself or aggregated with other sources of information or data into other products or services.

E.	At all times during which USBFS and its employees have access to the FundsNetwork Website, the FundsNetwork Data or Additional Data, USBFS shall be liable to the Company for any failure by USBFS or any of it employees, agents or affiliates to comply with the terms of this Addendum, or the User Agreement

F.	USBFS shall notify the Company promptly of any failure by it or its employees, agents or affiliates to comply with the terms and conditions of this Addendum or User Agreement or any improper or unauthorized use of FundsNetwork Data or Additional Data.